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                                                                  Exhibit 10(t)
Between

     GLATFELTER VERWALTUNGSGESELLSCHAFT MBH,
     hereby represented by its sole proprietor,

     ____________________________________________________,

     hereby represented by

     ____________________________________________________

and

     Mr
     MARTIN RAPP

the following

                           RETIREMENT PENSION CONTRACT

is concluded.

I. RETIREMENT PENSION PROVISION

1. As Managing Director of Glatfelter Verwaltungsgesellschaft mbH Mr Martin Rapp acquires benefit entitlements according to this agreement.

2.   Benefits become due without fail

     2.1. on Mr Martin Rapp's 65th birthday;

     2.2. should Mr Martin Rapp become permanently incapable to work before that date, either alleged by himself or by Glatfelter
          Verwaltungsgesellschaft mbH and supported by a medical referee's doctor's certificate;

     2.3. upon Mr Martin Rapp's death with regard to his surviving dependants' entitlements to widow's and orphan's benefits;

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3.   Should Glatfelter Verwaltungsgesellschaft mbH terminate the employment
     (ordinary or extraordinary dismissal) for reasons other than breach of trust of contractual obligation by Mr Martin Rapp himself, he will, after his 65th birthday, receive benefit payments, arising from this agreement and calculated on the basis of benefit entitlements accrued up to termination of employment. The value of these entitlements depends on
     Section 2 of the Company Pension Law.

4. If Mr Martin Rapp's employment with Glatfelter Verwaltungsgesellschaft mbH ceases for other reasons or upon completion of the vesting periods before his 65th birthday, he retains any benefit entitlements arising from this retirement pension provision accrued up to that date in accordance with Company Pension Law regulations.

     In this case benefit payments based on entitlements accrued up to termination of employment become due after his 65th birthday, or should Mr Martin Rapp become permanently incapable of working, or upon his death with regard to widow's and orphan's benefits.

     Vesting periods are deemed completed on 31/07/2007.

5. From his 60th birthday, Mr Martin Rapp is entitled to receive early retirement benefit in the form of a reduced old-age pension. To this end the attained retirement benefit according to II.1 (below) is reduced by 2.5% for each year by which the start of pension payments is brought forward. Any started years count pro-rata.

II.  BENEFIT PAYMENTS

1. From his 65th birthday or in case of permanent incapacity Mr Martin Rapp receives an annual (old-age) pension payment of 1.5% per year of service of his average pensionable income paid over the last 5 years. Pensionable are his gross salary according to Section ......... as well as any bonus payments/variable pay paid in the respective 12-months period in accordance with the ,,Variable Pay Plan" as per Section ..... of the Managing
     Director's Employment Contract. The retirement pension percentage also applies to any pre-service periods from 01/08/2002. Any started years count pro rata temporis.

2. In case of Mr Martin Rapp's death, provided the marriage had existed for at least 5 years prior to the claim date, his widow receives 60% of the retirement pension Mr Martin Rapp was paid or, in case of death before the retirement date, would have received if he had been incapable to work.

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3.   In case of Mr Martin Rapp's death his legitimate children and any of his children of equivalent legal status receive the following orphan's benefit until their 18th birthday:

     3.1. If the mother is alive and was entitled to receive widow's benefit at her husband's death, each child receives 20 % of the widow's benefit.

          However, the amount of benefit paid to the widow and children shall not exceed the amount of benefit Mr Martin Rapp would have received.

     3.2. If the mother is no longer alive or was not entitled to receive widow's benefit at her husband's death, each child receives 33 1/3 % of the widow's benefit. However, the combined amount shall not exceed 60 % of the benefit Mr Martin Rapp would have received.

     3.3. If, at 18, any legitimate children are still in further education or undertaking vocational training, orphan's benefit will continue to be paid until their 24th birthday, provided the child's income from the age of 18 does not exceed the amount of the intended orphan's benefit.

4. Any increase in benefits after pension payments have become due is subject to the legal regulations and any arising company pension law specific legislation.

     Benefits paid under the state pension scheme or an exempting private life insurance cannot be offset against these benefit payments.

5. In case of a divorce settlement in accordance with Sections 1587 f BGB (German Civil Code) calculations will be based on the same benefits as would have been payable had the divorce settlement not taken place. The divorce settlement is deemed non-existent if it would entail an increase in company pension provisions.

     In case of a lawful extension of the divorce settlement in accordance with
     Section 3a of the German Law for the Regulation of Hardship Cases in Divorce Settlements (VersorgAusglHarteG) the amount of benefit paid to the surviving widow will be reduced in accordance with Section 3a para. 4 of the VersorgAusglHarteG by the value of compensation benefit in accordance with Section 3a para. 1 of the VersorgAusglHarteG, which is paid to or payable to the divorced (former) wife.

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III. MATURITY OF BENEFIT PAYMENTS

1. The entitlement to receive benefit payments starts in the month after any payments became due, at the earliest upon termination of the employment contract and a twelfth of the amount specified in II. is payable on the 15th day of each month.

2. The entitlement is suspended as long as a claim to salary or salary compensation payments exists and the salary continues to be paid as death benefit.

3. Payment of benefit ends at the end of the month in which the respective beneficiary dies or in which the other conditions for receipt of benefit payment become void.

IV.  EXTINCTION OF BENEFIT ENTITLEMENTS

Any entitlements to benefit provision arising from this contract become extinct,

1. if Mr Martin Rapp caused his incapacity to work either deliberately or through gross negligence;

2. if Glatfelter Verwaltungsgesellschaft mbH would be entitled to terminate the service provisions without notice for an important reason constituting breach of duty of good faith caused by the respective beneficiary;

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3.   if the respective beneficiary would act against the interests of Glatfelter
     Verwaltungsgesellschaft mbH or against the interests of associated companies including the KG to such an extent, that it would in the case of an existing service provision entitle the company concerned to terminate the service provision without notice for an important reason constituting a breach of duty of good faith;

4. If the widow remarries. In this case the widow is only entitled to receive widow's benefit for three months following her remarriage.

     This clause does not affect the orphans' benefit provision regulations.

V.   DUTY OF DISCLOSURE

1.   Any respective beneficiary has the duty to inform Glatfelter
     Verwaltungsgesellschaft mbH of any change that impacts on the contractual obligations of the Glatfelter Verwaltungsgesellschaft mbH. If necessary, relevant valid proof of personal status must be provided.

2. Any respective beneficiary has the duty to repay possible benefit overpayments of any kind to the Glatfelter Verwaltungsgesellschaft mbH, including any demands arising from submission of incorrect tax returns, social security payments or similar, even if there was no personal gain.

VI.  FINAL CLAUSES

1. This contract comes into force upon signature. There are no other verbal agreements.

2.   Changes and additions to this contract have to be made in writing.

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3.   Part invalidity of this contract does not affect the remaining contractual clauses.

4.   A court of arbitration at the seat of the Glatfelter
     Verwaltungsgesellschaft mbH will decide any disputes arising from this contract including its validity and interpretation. The judge's decision is final. To this end a separate arbitration agreement will be made.

              York, PA USA                                Gernsbach
Place, Date:  February 5, 2008            Place, Date:    31-01-2008
            --------------------                      --------------------

/s/ Dante C. Parrini                      /s/ Martin Rapp
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Glatfelter Verwaltungsgesellschaft mbH    Martin Rapp
represented by its shareholder/partner,

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by: Dante C. Parrini